Exhibit 6.6

January 26th, 2018

Inas Azzam

Chief Executive Officer

Signature Devices

10 Hughes, Suite A101

Irvine, Ca 92618

Re: Proposal to Purchase the Subsidiary, Graffiti Entertainment

Dear Mr. Azzam:

This letter (this “Letter”) is intended to summarize the principal terms of a proposal being considered by Azure Holding Group Corp (”Buyer”) regarding its possible acquisition of all of Graffiti Entertainment Inc. (“Company”).

1.       Acquisition of Shares and Purchase Price.

(a)               Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction, Buyer and or his assigns, would acquire all of the outstanding shares of capital stock of Graffiti Entertainment.

(b)              The purchase would be consummated through an exchange of one Azure Holding Group Corp share (“AZRH”) for one Graffiti Entertainment share (the “Purchase Price”). Graffiti shareholders would receive one share of AZRH in exchange for one share of Graffiti. Signature Devices (“SDVI”) will receive shares of AZRH through its current holdings of Graffiti Shares.

3.       Conditions. Buyer’s obligation to close the proposed Transaction will be subject to customary conditions, including:

(a)           Buyer’s satisfactory completion of due diligence;

(b)           the Buyer and Seller approving the Transaction;

(c)           the Parties’ execution of the Definitive Agreement, and the ancillary agreements;

(e)           the receipt of any regulatory approvals and third-party consents (as may be required) on terms satisfactory to Buyer;

(f)            Seller entering into restrictive covenants, in a form acceptable to Buyer, agreeing not to: (i) compete with the business of the Company for 1 year following the closing, and (ii) hire or solicit any employee of the Company or encourage any such employee or joint venture partner(s) to leave such employment or partnership for a period of 1 year following the closing; and

(g)          there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

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4.     Due Diligence. From and after the date of this Letter, Seller will authorize the Company’s management to allow Buyer and its advisors full access to the Company’s facilities, records, key employees joint venture partners. Former affiliates [customers, suppliers] and advisors for the purpose of completing Buyer’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the Company’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deem relevant.

5.     Employment Arrangements. Buyer would offer employment to substantially all of the Company’s employees and would expect the Company’s management to use its reasonable best effort to assist Buyer to employ those individuals.

6.      Covenants of Seller. During the period from the signing of this Letter through the execution of the Definitive Agreement, Seller will cause the Company to: (i) conduct its business in the ordinary course in a manner consistent with past practice, (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted), and (iii) use its best efforts to maintain the business, its operations, and reporting and filing status on OTC as well as its relation(s) with any employees, customers, vendors and third-party service providers, such that it continues as an ongoing concern in accordance with past practice.

7.       Exclusivity.

(a)       In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter has terminated in accordance with the provisions of paragraph 8 (such period, the “Exclusivity Period”), neither the Company or any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates nor Seller (the Seller collectively with the Company and all such persons and entities, the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Letter, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

(b)       If within the Exclusivity Period, Seller does not execute definitive documentation for the Transaction reflecting the material terms and conditions for the Transaction set forth in this Letter or material terms and conditions substantially similar thereto (other than as a result of either the mutual agreement by Buyer and Seller to terminate this Letter or to change such material terms and conditions in any material respects or the unilateral refusal of Buyer to execute such definitive documentation), then Seller shall pay to Buyer an amount equal to the reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds on the day that is the first business day after the Exclusivity Period.

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8.       Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and Seller (and the Company, if required), (ii) mutual agreement of Buyer and Seller, and (iii) 5:00 p.m. (PST) on January 31, 2018. Notwithstanding anything in the previous sentence, paragraphs 7(b), 10, 11 and 12 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

9.       Bid Expiration. This offer will remain in effect until 5:00 p.m. (PST) January 31, 2018 unless accepted or rejected by Seller, or withdrawn by Buyer prior to that time.

10.     GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF [RELEVANT STATE] OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEVADA

11.     No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

12.     Expenses. Except as set forth in Section 7(b), The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

13.     No Binding Agreement. This Letter reflects the intention of the Parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraphs 7 through 13 hereof. No contract or agreement providing for any transaction involving the Company shall be deemed to exist between Buyer and any of its affiliates and Seller unless and until a final definitive agreement has been executed and delivered.

14.     Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of Shawn Wright. President/ CEO WSOF Global.

Very truly yours,

Azure Holding Group Inc.

By: /s/ Zubair Painda

Zubair Painda - CEO/Director

[Agreed to and accepted:]

Signature Devices

By: /s/ Inas Azzam

Inas Azzam

Chief Executive Officer

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